Exhibit 99.1

Park Sterling Corporation Announces

Results for First Quarter 2016

Charlotte, NC – April 28, 2016 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the first quarter of 2016. Highlights at and for the three months ended March 31, 2016 include:

Three Month Highlights

●	Net income of $2.7 million, or $0.05 per share, compared to $3.8 million, or $0.09 per share, in the quarter ended December 31, 2015
●

Adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, increased $1.4 million (29%) to a record $6.2 million, or $0.12 per share, compared to $4.8 million, or $0.11 per share, in the prior quarter

●

Adjusted operating expenses to adjusted operating revenues fell to 65.44% in the quarter from 67.84% in the fourth quarter of 2015 due to the impact of First Capital and continued disciplined expense management

●	Loan growth, after the addition of First Capital and excluding loans held for sale, of $37.1 million, or 7% annualized growth rate
●	Nonperforming loans to total loans decreased 5 basis points to 0.42% from 0.47% at December 31, 2015
●	Nonperforming assets to total assets decreased 10 basis points to 0.44% from 0.54% at December 31, 2015
●	Tier 1 leverage ratio remained strong at 9.76% compared to 11.00% at December 31, 2015
●	Completed merger with First Capital Bancorp, Inc.
●	Declared quarterly cash dividend on common shares of $0.03 per share (April 2016)

“We are delighted to report strong operating results for the first quarter of 2016,” said James C. Cherry, Chief Executive Officer. “For the quarter, we achieved higher profitability driven by steady loan growth, stable core margins, and increasing operating efficiency. Our financial condition continues to be solid as asset quality remains superior and both capital and liquidity levels continue to be strong. For the three months ended March 31, 2016, we reported record adjusted net income of $6.2 million, or $0.12 per share, an increase of $1.4 million compared to adjusted net income of $4.8 million, or $0.11 per share, reported in the prior quarter. The adjusted return on average assets was 0.79%, an increase from 0.66% in the first quarter of 2015 and 0.77% in the fourth quarter of 2015. The ratio of adjusted operating expense, which excludes merger-related expenses and amortization of intangibles, to adjusted operating revenue, which excludes gains or losses on sale of securities, improved 240 basis points to 65.44% for the first quarter, compared to the prior quarter. The company posted 7% annualized organic loan growth, led by continued strong performance in our metropolitan markets. Asset quality remained strong, as nonperforming loans to total loans were 0.42% and nonperforming assets to total assets were 0.44% at March 31, 2016. Finally, capitalization also remained strong with total common equity to total assets at 11.08%, tangible common equity to tangible assets at 8.87% and Tier 1 leverage ratio at 9.76%.

We were very excited to complete our merger with First Capital Bancorp, Inc. on January 1, 2016, which included re-branding each of the eight new branches. Park Sterling is now even better positioned to compete in the attractive Richmond market given our strong local leadership team, experienced bankers, distinctive product capabilities, strong balance sheet and attractive branch network. The combined company today has approximately $3.2 billion in total assets and 57 banking offices across Virginia, the Carolinas and North Georgia, and benefits from having almost 88% of total deposits based in markets with projected population growth rates above the national average as reported by SNL.

On the capital management front, yesterday the board declared a quarterly dividend of $0.03 per common share, payable on May 24, 2016 to all shareholders of record as of the close of business on May 10, 2016. Future dividends will be subject to board approval. Additionally, during the first quarter we repurchased approximately 98,000 shares under our previously announced 2.2 million share repurchase program.

Overall, we are pleased to report these strong results as Park Sterling continues the commitment to build a full-service regional community bank.”

Financial Results

Income Statement – Three Months Ended March 31, 2016

Park Sterling reported net income of $2.7 million, or $0.05 per share, for the three months ended March 31, 2016 (“2016Q1”). This compares to net income of $3.8 million, or $0.09 per share, for the three months ended December 31, 2015 (“2015Q4”) and net income of $3.8 million, or $0.09 per share, for the three months ended March 31, 2015 (“2015Q1”). The decrease in net income from 2015Q4 and 2015Q1 resulted primarily from $5.2 million in merger-related costs, included in which is $3.9 million of termination costs of First Capital’s core processing contract. This increase in expenses was partially offset by an increase in net interest income and noninterest income associated with the merger of First Capital.

Park Sterling reported adjusted net income, which excludes merger-related expenses and gain or loss on sale of securities, of $6.2 million, or $0.12 per share, in 2016Q1. This compares to adjusted net income of $4.8 million, or $0.11 per share, in 2015Q4 and adjusted net income of $3.9 million, or $0.09 per share, in 2015Q1. Compared to 2015Q4 and 2015Q1, adjusted net income reflects higher net interest income and higher noninterest income partially offset by higher noninterest expense, much of which is associated with the merger with First Capital and organic loan growth.

Net interest income totaled $26.6 million in 2016Q1, which represents a $6.6 million, or 33%, increase from $20.0 million in 2015Q4 and a $6.2 million, or 30%, increase from $20.4 million in 2015Q1. Average total earning assets increased $581.3 million, or 26%, in 2016Q1 to $2.83 billion, compared to $2.25 billion in 2015Q4 and increased $677.7 million, or 31%, compared to $2.16 billion in 2015Q1. The increase in average total earning assets in 2016Q1 from 2015Q4 included an increase in average loans (including loans held for sale) of $568.9 million, or 33%, and an increase in average other earning assets of $11.1 million, or 25%, each as a result of the acquisition of First Capital. The increase in average total earning assets in 2016Q1 from 2015Q1 resulted primarily from a $672.3 million, or 42%, increase in average loans (including loans held for sale) as a result of organic growth and the acquisition of First Capital and a $10.6 million, or 2%, increase in average marketable securities, offset by a $5.3 million, or 9%, decrease in average other earning assets.

Net interest margin was 3.78% in 2016Q1, representing a 26 basis point increase from 3.52% in 2015Q4 and a 6 basis point decrease from 3.84% in 2015Q1. The increase in net interest margin from 2015Q4 resulted primarily from a 32 basis point increase in yield on loans to 4.80%, driven by the recognition of the acquired performing fair value mark related to the acquisition of First Capital loans, strong fee income and the addition of higher yielding loans from First Capital. Offsetting the increase in yield on average earning assets, the cost of interest-bearing liabilities increased 12 basis points to 0.63%, driven by a full quarter of interest related to the $30.0 million senior unsecured term loan incurred in December 2015 and an increase in the cost of wholesale funding following the Federal Reserves’ action to raise short-term interest rates. The reduction in net interest margin from 2015Q1 resulted primarily from a 4 basis point decrease in yield on loans, due primarily to lower interest rates on new loans partially offset by the recognition of the acquired performing fair value mark related to First Capital and a 22 basis point increase in the cost of interest-bearing liabilities.

The company reported $556,000 of provision expense in 2016Q1 to support organic loan growth, compared to $409,000 of provision recorded in 2015Q4, and a provision of $180,000 in 2015Q1. Allowance for loan loss levels decreased to 0.43% of total loans at 2016Q1 compared to 0.52% at 2015Q4 due to the addition of First Capital loans for which no allowance was booked in accordance with purchase accounting standards.

Noninterest income increased $204,000, or 5%, to $4.7 million in 2016Q1, compared to $4.5 million in 2015Q4 and increased $226,000, or 5%, compared to $4.5 million in 2015Q1. The increase from 2015Q4 was driven primarily by a $617,000, or 166%, increase in BOLI income due in part to death benefits received in 2016Q1 ($402,000 in 2016Q1, $0 in 2015Q4 and $272,000 in 2015Q1). Other increases include a $50,000, or 3%, increase in service charges on deposit accounts and a $76,000, or 11%, increase in mortgage banking income. Partially offsetting these increases was (i) an $84,000, or 9%, decrease in income from wealth management activities due to a decrease in assets under management for the period; (ii) a $369,000, or 84%, decrease in income from capital market activities due to fewer transactions and a higher credit valuation adjustment and (iii) a $74,000, or 11%, decrease in ATM and card income as transactions shift from non-PIN to PIN-based when comparing 2016Q1 and 2015Q4. The increase in noninterest income from 2015Q1 reflects higher BOLI death benefits as noted above, as well as higher service charges on deposit accounts and lower amortization on the FDIC loss share indemnification asset and true-up liability expense, offset partially by lower income from capital market activities and wealth management activities and lower mortgage banking income.

Noninterest expenses increased $7.8 million, or 42%, to $26.2 million in 2016Q1 compared to $18.4 million in 2015Q4, and increased $7.0 million, or 37%, compared to $19.1 million in 2015Q1. Adjusted noninterest expenses, which exclude merger-related expenses ($5.2 million in 2016Q1, $1.4 million in 2015Q4 and $122,000 in 2015Q1), increased $4.0 million, or 24%, to $21.0 million in 2016Q1 compared to $17.0 million in 2015Q4, and increased $1.9 million, or 10%, compared to $19.0 million in 2015Q1. Overall the increase in adjusted noninterest expenses from 2015Q4 was due primarily to a $2.7 million increase in salaries and compensation expense due to the addition of First Capital employees, as well as an increase in the incentive accrual in 2016Q1 as compared to 2015Q4, as the prior quarter included a year-end incentive accrual reduction. Other increases from 2015Q4 include occupancy and equipment expense, data processing expense, legal and professional fees, deposit charges and FDIC insurance expense, postage and supplies, advertising and promotion and core deposit intangibles, all of which were due primarily to the merger with First Capital. The net cost of operation of OREO also increased compared to 2015Q4, as 2016Q1 included a loss on the sale of a branch that had been transferred to OREO in 2015. The above increases were partially offset by a $157,000 decrease in loan and collection expenses and a $52,000 decrease in the loss on disposal of assets, as 2015Q4 included branch closure costs.

The company’s effective tax rate increased to 40.6% in 2016Q1, due in part to certain non-deductible merger-related expenses and adjustments made to deferred tax assets for the true-up in tax rates and re-measurement due to the First Capital merger, compared to 34.1% in 2015Q4 and 32.5% in 2015Q1.

Balance Sheet

Total assets increased $639.5 million, or 25%, to $3.2 billion at 2016Q1 compared to total assets of $2.5 billion at 2015Q4 primarily as a result of the merger with First Capital. Cash and equivalents increased $10.9 million, or 15%, to $81.2 million and total securities, including non-marketable securities, increased $11.7 million, to $514.4 million. Total loans, excluding loans held for sale, increased $537.3 million, or 31% annualized, to $2.3 billion at 2016Q1 from 2015Q4. The company’s metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina, Greenville and Charleston, South Carolina and Richmond, Virginia, reported a $550.3 million, or 57%, increase in total loans to $1.5 billion, due to the addition of First Capital which added $500 million in loans in the Richmond market, as well as continued success in origination efforts. The community markets reported a $13.5 million, or 4%, decrease in total loans to $349.0 million, primarily due to more limited attractive lending opportunities. The company’s central business units, which primarily include mortgage, builder finance, private banking and special assets remained flat as growth in mortgage, private banking and builder finance offset reductions in special asset loans, including covered loans.

The merger with First Capital led to a shift in loan mix at 2016Q1 compared to 2015Q4. The combination of commercial and industrial and owner-occupied real estate loans decreased from 33.2% to 31.1% of total loans and investor-owned commercial real estate loans increased from 29.1% to 31.7% of total loans. Acquisition, construction and development loans increased to 14.2% from 9.4% of total loans. Total consumer loans decreased to 22.5% from 27.7% of total loans, with home equity lines of credit decreasing to 7.8% from 9.0% of total loans, residential mortgages decreasing from 12.9% to 10.3% of total loans and other consumer (including residential construction) decreasing from 5.8% to 4.3% of total loans.

In terms of accounting designations, compared to 2015Q4: (i) non-acquired loans, which include certain renewed and/or restructured acquired performing loans that are re-designated as non-acquired, increased $80.1 million, or 6%, to $1.5 billion; (ii) acquired performing loans increased $446.1 million, or 159%, to $726.0 million; and (iii) purchase credit impaired (“PCI”) loans increased $11.2 million, or 12%, to $106.1 million. At 2016Q1, noncovered performing acquired loans (which totaled $724.7 million) included a $6.0 million net acquisition accounting fair market value adjustment, representing a 0.82% “mark;” noncovered PCI loans (which totaled $91.2 million) included a $23.8 million adjustment, representing a 20.7% “mark;” and covered performing acquired and PCI loans (which totaled $16.3 million) included a $3.7 million adjustment, representing an 18.7% “mark.”

Total deposits increased $545.3 million, or 28%, to $2.5 billion at 2016Q1, compared to $2.0 billion at 2015Q4 due primarily to the merger with First Capital. Noninterest bearing demand deposits increased $118.2 million, or 34%, to $469.0 million (19% of total deposits). Non-brokered money market, NOW and savings deposits increased $194.9 million, or 20%, to $1.2 billion (48% of total deposits). Time deposits less than $250,000 increased $151.3 million, or 37%, to $556.7 million (22% of total deposits) and time deposits greater than $250,000 increased $48.9 million, or 69%, to $119.9 million (5% of total deposits). Finally, brokered deposits increased $32.1 million, or 25%, to $160.5 million (6% of total deposits). Core deposits, which exclude time deposits greater than $250,000 and brokered deposits, represented 88.8% of total deposits at 2016Q1 and 89.8% of total deposits at 2015Q4.

Total borrowings increased $28.8 million, or 12%, to $268.0 million at 2016Q1 compared to $239.3 million at 2015Q4. Borrowings at 2016Q1 included $205.0 million in FHLB borrowings, $30.0 million in a senior unsecured term loan at the bank holding company level, and $33.0 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments.

Total shareholders’ equity increased $64.8 million, or 23%, to $349.5 million at 2016Q1 compared to $284.7 million at 2015Q4. This increase primarily resulted from the issuance of 8,376,094 shares of common stock, valued at $61.3 million (based on the $7.32 per share closing price on the last trading day prior to consummation), as the stock component of the merger with First Capital. The company’s ratio of tangible common equity to tangible assets decreased to 8.87% at 2016Q1 from 9.93% at 2015Q4. The company’s Common Equity Tier 1 (“CET1”) ratio decreased to 10.85% at 2016Q1 compared to 12.98% at 2015Q4 due to an increase in risk weighted assets. The company’s Tier 1 leverage ratio was 9.76% at 2016Q1 compared to 11.00% at 2015Q4.

Asset Quality

Asset quality remains a point of strength for the company. Nonperforming assets were $14.0 million at 2016Q1, or 0.44% of total assets, compared to $13.7 million at 2015Q4, or 0.54% of total assets, an increase of $292,000, or 2%. Nonperforming loans were $9.6 million at 2016Q1, and represented 0.42% of total loans, compared to $8.3 million at 2015Q4, or 0.47% of total loans, an increase of $1.3 million, or 16%. The increase in nonperforming loans was due primarily to two relationships. One of the relationships totaling $1.5 million became past due during the quarter; however a sales contract for the underlying collateral is in place and full resolution is anticipated in the near future. The company reported net recoveries of $212,000, or 0.04% of average loans (annualized), in 2016Q1, compared to net charge-offs of $87,000, or 0.02% of average loans (annualized), in 2016Q1.

The allowance for loan losses increased $768,000, or 8%, to $9.8 million, or 0.43% of total loans, at 2016Q1, compared to $9.1 million, or 0.52% of total loans, at 2015Q4. The increase in allowance included (i) a $762,000, or 33%, decrease in the quantitative component, resulting from lower historic loss rates due to a net recovery in 2016Q1 and (ii) a $1.5 million or 23%, increase in the qualitative component, reflecting management’s judgment of inherent loss in the loan portfolio not represented in historic loss rates.

During the first quarter of 2011, and as contemplated in Park Sterling Bank’s 2010 public offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted shares vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). The performance thresholds of the remaining restricted shares have not yet been achieved (436,590 of these restricted shares remained outstanding at 2016Q1). Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations. As of March 31, 2016, 131,670 of these shares have either been forfeited or vested in accordance with agreements between the Company and its executive officers.

*	*	*	*	*	*	*	*

Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (April 28, 2016). The conference call can be accessed by dialing (877) 512-1104 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10083664.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with $3.2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 57 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, capital markets and wealth management services with a commitment to “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted net interest margin, adjusted operating revenues, adjusted noninterest income, adjusted noninterest expenses, adjusted operating expense, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events, results and conditions and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: synergies and other financial benefits from the merger with First Capital Bancorp, Inc. (“First Capital”) may not be realized within the expected time frames; costs or difficulties related to integration matters might be greater than expected; changes in loan mix, deposit mix, capital and liquidity levels, emerging regulatory expectations and measures, net interest income, noninterest income, noninterest expense, credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels, deterioration in the credit quality of the loan portfolio or the value of collateral securing loans, deterioration in the value of securities held for investment, the impacts of a potential increasing rate environment, and other similar matters; inability to identify and successfully negotiate and complete additional combinations with other potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combinations; failure to generate an adequate return on investment related to new branches or other hiring initiatives; inability to generate future organic growth in loan balances, retail banking, wealth management, mortgage banking or capital markets results through the hiring of new personnel, development of new products, including new online and mobile banking platforms for treasury services, opening of de novo branches or otherwise; inability to capitalize on identified revenue enhancements or expense management opportunities, including the inability to achieve or maintain adjusted operating expense to adjusted operating revenue targets; inability to generate future ATM and card income from marketing expenses; variability in the performance of covered loans and associated loss-share related expenses; the effects of negative or soft economic conditions, including stress in the commercial real estate markets or failure of continued recovery in the residential real estate markets; changes in consumer and investor confidence and the related impact on financial markets and institutions; the possibility of recognizing other than temporary impairments on holdings of collateralized loan obligation securities as a result of the Volcker Rule; the potential impacts of any government shutdown or debt ceiling impasse, including the risk of a U.S. credit rating downgrade or default, or continued global economic instability, which could cause disruptions in the financial markets, impact interest rates, and cause other potential unforeseen consequences; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements, other uses of capital, financial performance, market conditions generally, and future actions by the board of directors, in each case impacting repurchases of common stock or declaration of dividends; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

You should not place undue reliance on any forward-looking statement and should consider all of the preceding uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

###

For additional information contact:

Donald K. Truslow

Chief Financial Officer

(704) 716-2134

don.truslow@parksterlingbank.com

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENT

THREE MONTH RESULTS

($ in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$27,124	$19,284	$19,475	$19,667	$19,111
Taxable investment securities	2,687	2,677	2,636	2,508	2,791
Tax-exempt investment securities	147	146	152	143	138
Nonmarketable equity securities	154	109	142	122	127
Interest on deposits at banks	42	22	23	18	18
Federal funds sold	8	1	1	-	-
Total interest income	30,162	22,239	22,429	22,458	22,185
Interest expense
Money market, NOW and savings deposits	1,017	743	654	532	520
Time deposits	1,398	903	841	752	707
Short-term borrowings	294	205	90	76	76
Long-term debt	410	55	134	131	128
Subordinated debt	446	358	348	351	328
Total interest expense	3,565	2,264	2,067	1,842	1,759
Net interest income	26,597	19,975	20,362	20,616	20,426
Provision for loan losses	556	409	-	134	180
Net interest income after provision	26,041	19,566	20,362	20,482	20,246
Noninterest income
Service charges on deposit accounts	1,489	1,439	1,370	1,107	1,019
Mortgage banking income	775	699	700	956	951
Income from wealth management activities	803	887	947	906	862
Income from capital market activities	68	437	238	394	398
ATM and card income	573	647	537	629	694
Income from bank-owned life insurance	988	371	1,058	553	768
Gain (loss) on sale of securities available for sale	(6)	-	54	-	-
Amortization of indemnification asset and true-up liability expense	(147)	(165)	(162)	(165)	(394)
Other noninterest income	184	208	185	(88)	203
Total noninterest income	4,727	4,523	4,927	4,292	4,501
Noninterest expenses
Salaries and employee benefits	13,018	9,541	9,952	10,021	10,431
Occupancy and equipment	3,125	2,680	2,591	2,491	2,555
Data processing and outside service fees	5,523	1,669	1,668	1,640	1,648
Legal and professional fees	725	1,471	472	660	798
Deposit charges and FDIC insurance	432	413	401	433	392
Loss on disposal of fixed assets	44	50	597	113	237
Communication fees	483	480	501	541	578
Postage and supplies	173	99	123	116	149
Loan and collection expense	37	194	151	242	154
Core deposit intangible amortization	458	347	347	347	347
Advertising and promotion	421	271	313	304	374
Net cost of operation of other real estate owned	266	(23)	163	232	35
Other noninterest expense	1,448	1,170	1,140	1,092	1,441
Total noninterest expenses	26,153	18,362	18,419	18,232	19,139
Income before income taxes	4,615	5,727	6,870	6,542	5,608
Income tax expense	1,874	1,952	2,092	2,273	1,825
Net income	$2,741	$3,775	$4,778	$4,269	$3,783

Earnings per common share, fully diluted	$0.05	$0.09	$0.11	$0.10	$0.09
Weighted average diluted common shares	52,599,584	44,322,428	44,287,019	44,301,895	44,326,833

PARK STERLING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015*	2015	2015	2015**
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$34,038	$53,840	$16,096	$17,042	$17,402
Interest-earning balances at banks	47,143	16,451	41,230	26,940	45,396
Investment securities available for sale	396,863	384,934	401,820	402,489	382,946
Investment securities held to maturity	104,459	106,458	109,072	111,633	108,918
Nonmarketable equity securities	13,118	11,366	11,377	13,500	11,163
Federal funds sold	11,271	235	920	360	325
Loans held for sale	7,593	4,943	5,145	10,701	9,987
Loans - Non-covered	2,262,294	1,724,164	1,681,227	1,637,115	1,576,760
Loans - Covered	16,849	17,651	18,897	20,348	38,092
Allowance for loan losses	(9,832)	(9,064)	(8,742)	(8,468)	(8,590)
Net loans	2,269,311	1,732,751	1,691,382	1,648,995	1,606,262

Premises and equipment, net	65,494	55,658	56,948	58,979	58,796
FDIC receivable for loss share agreements	1,477	943	1,190	1,209	2,333
Other real estate owned - non-covered	3,425	4,211	7,087	8,904	8,570
Other real estate owned - covered	985	1,240	1,056	884	1,713
Bank-owned life insurance	69,202	58,633	58,286	57,823	57,494
Deferred tax asset	30,088	28,971	29,711	32,137	33,314
Goodwill	63,707	29,197	29,197	29,197	29,197
Core deposit intangible	12,813	9,571	9,918	10,265	10,612
Other assets	22,750	14,862	14,699	12,822	13,436

Total assets	$3,153,737	$2,514,264	$2,485,134	$2,443,880	$2,397,864

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$469,046	$350,836	$370,815	$347,162	$341,488
Money market, NOW and savings	1,255,848	1,062,046	1,041,502	988,847	1,008,743
Time deposits	773,089	539,780	534,541	538,932	533,906
Total deposits	2,497,983	1,952,662	1,946,858	1,874,941	1,884,137

Short-term borrowings	170,000	185,000	130,000	180,000	125,000
Long-term debt	65,000	30,000	55,000	55,000	55,000
Subordinated debt	33,014	24,262	24,092	23,922	23,752
Accrued expenses and other liabilities	38,229	37,636	44,979	30,274	30,857
Total liabilities	2,804,226	2,229,560	2,200,929	2,164,137	2,118,746

Shareholders' equity:
Common stock	53,038	44,854	44,909	44,911	44,877
Additional paid-in capital	274,706	222,596	222,587	222,271	223,139
Retained earnings	21,263	20,117	17,692	14,261	11,338
Accumulated other comprehensive income (loss)	504	(2,863)	(983)	(1,700)	(236)
Total shareholders' equity	349,511	284,704	284,205	279,743	279,118

Total liabilities and shareholders' equity	$3,153,737	$2,514,264	$2,485,134	$2,443,880	$2,397,864

Common shares issued and outstanding	53,038,020	44,854,509	44,909,447	44,910,686	44,877,194

*	Derived from audited financial statements.
**	Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION

SUMMARY OF LOAN PORTFOLIO

($ in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015*	2015	2015	2015
BY LOAN TYPE	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$334,027	$246,907	$211,741	$189,356	$186,295
Commercial real estate (CRE) - owner-occupied	374,428	331,222	328,327	330,853	337,739
CRE - investor income producing	723,539	506,110	514,118	498,190	470,555
Acquisition, construction and development (AC&D) - 1-4 Family Construction	97,614	32,262	27,299	31,500	28,650
AC&D - Lots and land	88,492	44,411	47,948	48,680	50,372
AC&D - CRE construction	136,561	87,452	85,643	86,570	84,116
Other commercial	10,167	8,601	8,830	7,212	5,931
Total commercial loans	1,764,828	1,256,965	1,223,906	1,192,361	1,163,658

Consumer:
Residential mortgage	235,737	223,884	224,110	214,850	209,384
Home equity lines of credit	177,594	157,378	157,430	156,960	154,415
Residential construction	71,117	72,170	66,823	62,973	59,233
Other loans to individuals	27,245	28,817	24,896	27,696	25,845
Total consumer loans	511,693	482,249	473,259	462,479	448,877
Total loans	2,276,521	1,739,214	1,697,165	1,654,840	1,612,535
Deferred costs (fees)	2,622	2,601	2,959	2,623	2,317
Total loans, net of deferred costs (fees)	$2,279,143	$1,741,815	$1,700,124	$1,657,463	$1,614,852

*	Derived from audited financial statements.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015*	2015	2015	2015
BY ACQUIRED AND NON-ACQUIRED	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Acquired loans - performing	$726,025	$279,949	$300,102	$317,394	$341,078
Acquired loans - purchase credit impaired	106,105	94,917	102,537	112,819	119,943
Total acquired loans	832,130	374,866	402,639	430,213	461,021
Non-acquired loans, net of deferred costs (fees)**	1,447,013	1,366,949	1,297,485	1,227,250	1,153,831
Total loans	$2,279,143	$1,741,815	$1,700,124	$1,657,463	$1,614,852

*	Derived from audited financial statements.
**	Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION

ALLOWANCE FOR LOAN LOSSES

THREE MONTH RESULTS

($ in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$9,064	$8,742	$8,468	$8,590	$8,262
Loans charged-off	(82)	(237)	(121)	(572)	(265)
Recoveries of loans charged-off	294	150	415	245	413
Net charge-offs	212	(87)	294	(327)	148

Provision expense	556	409	-	205	180
Benefit attributable to FDIC loss share agreements	-	-	-	(71)	-
Total provision expense charged to operations	556	409	-	134	180
Provision expense recorded through FDIC loss share receivable	-	-	(20)	71	-
End of period allowance	$9,832	$9,064	$8,742	$8,468	$8,590

Net charge-offs (recoveries)	$(212)	$87	$(294)	$327	$(148)
Net charge-offs (recoveries) to average loans (annualized)	-0.04%	0.02%	-0.07%	0.08%	-0.04%

PARK STERLING CORPORATION

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS

THREE MONTHS

($ in thousands)

	March 31, 2016			March 31, 2015
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (3)	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans and loans held for sale, net (1)(2)	$2,274,824	$27,124	4.80%	$1,602,483	$19,111	4.84%
Fed funds sold	6,895	8	0.47%	460	-	0.00%
Taxable investment securities	487,154	2,687	2.21%	479,731	2,791	2.33%
Tax-exempt investment securities	16,047	147	3.66%	12,851	138	4.30%
Other interest-earning assets	48,772	196	1.62%	60,470	145	0.97%

Total interest-earning assets	2,833,692	30,162	4.28%	2,155,995	22,185	4.17%

Allowance for loan losses	(9,864)			(8,369)
Cash and due from banks	36,758			16,937
Premises and equipment	66,514			59,350
Goodwill	62,055			29,240
Intangible assets	12,718			10,778
Other assets	130,752			119,575

Total assets	$3,132,625			$2,383,506

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$426,795	$85	0.08%	$407,900	$67	0.07%
Savings and money market	733,301	831	0.46%	517,344	395	0.31%
Time deposits - core	710,289	1,219	0.69%	461,304	588	0.52%
Brokered deposits	126,824	280	0.89%	140,563	177	0.51%
Total interest-bearing deposits	1,997,209	2,415	0.49%	1,527,111	1,227	0.33%
Short-term borrowings	191,701	294	0.62%	151,222	76	0.20%
Long-term debt	65,824	410	2.51%	52,889	128	0.98%
Subordinated debt	32,930	446	5.45%	23,664	328	5.62%
Total borrowed funds	290,455	1,150	1.59%	227,775	532	0.95%

Total interest-bearing liabilities	2,287,664	3,565	0.63%	1,754,886	1,759	0.41%

Net interest rate spread		26,597	3.65%		20,426	3.77%

Noninterest-bearing demand deposits	456,457			319,414
Other liabilities	39,948			31,019
Shareholders' equity	348,556			278,187

Total liabilities and shareholders' equity	$3,132,625			$2,383,506

Net interest margin			3.78%			3.84%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended March 31, 2016 and 2015 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

PARK STERLING CORPORATION

SELECTED RATIOS

($ in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$6,595	$4,326	$5,342	$5,545	$6,397
Troubled debt restructuring (and still accruing)	2,696	2,774	3,090	3,115	3,273
Past due 90 days plus (and still accruing)	293	1,151	47	-	10
Nonperforming loans	9,584	8,251	8,479	8,660	9,680
OREO	4,410	5,451	8,143	9,788	10,283
Nonperforming assets	13,994	13,702	16,622	18,448	19,963
Past due 30-59 days (and still accruing)	217	1,222	1,790	2,559	1,285
Past due 60-89 days (and still accruing)	499	1,340	3,753	481	457

Nonperforming loans to total loans	0.42%	0.47%	0.50%	0.52%	0.60%
Nonperforming assets to total assets	0.44%	0.54%	0.67%	0.75%	0.83%
Allowance to total loans	0.43%	0.52%	0.51%	0.51%	0.53%
Allowance to nonperforming loans	102.59%	109.85%	103.10%	97.78%	88.74%
Allowance to nonperforming assets	70.26%	66.15%	52.59%	45.90%	43.03%
Past due 30-89 days (accruing) to total loans	0.03%	0.15%	0.33%	0.18%	0.11%
Net charge-offs (recoveries) to average loans (annualized)	-0.04%	0.02%	-0.07%	0.08%	-0.04%

CAPITAL
Book value per common share	$6.69	$6.49	$6.47	$6.37	$6.34
Tangible book value per common share**	$5.22	$5.60	$5.58	$5.47	$5.44
Common shares outstanding	53,038,020	44,854,509	44,909,447	44,910,686	44,877,194
Weighted average dilutive common shares outstanding	52,599,584	44,322,428	44,287,019	44,301,895	44,326,833

Common Equity Tier 1 (CET1) capital	$275,490	$251,807	$249,289	$245,328	242,197
Tier 1 capital	300,354	268,605	265,917	261,596	$256,843
Tier 2 capital	9,832	9,064	8,742	8,577	8,836
Total risk based capital	310,186	277,669	274,659	270,173	265,679
Risk weighted assets	2,478,547	1,939,417	1,887,065	1,844,540	1,707,551
Average assets for leverage ratio	3,076,505	2,441,811	2,434,376	2,359,401	2,334,285

Common Equity Tier 1 (CET1) ratio	11.11%	12.98%	13.21%	13.30%	n/a
Tier 1 ratio	12.12%	13.85%	14.09%	14.18%	15.04%
Total risk based capital ratio	12.51%	14.32%	14.55%	14.65%	15.56%
Tier 1 leverage ratio	9.76%	11.00%	10.92%	11.09%	11.00%
Tangible common equity to tangible assets**	8.87%	9.93%	10.02%	9.99%	10.15%

LIQUIDITY
Net loans to total deposits	90.85%	88.74%	86.88%	87.95%	85.25%
Reliance on wholesale funding	15.50%	16.77%	16.02%	18.45%	16.55%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.35%	0.60%	0.77%	0.71%	0.64%
Return on Average Common Equity	3.16%	5.26%	6.71%	6.10%	5.52%
Net interest margin (non-tax equivalent)	3.78%	3.52%	3.58%	3.78%	3.84%

** Non-GAAP financial measure

Non-GAAP Financial Measures

Tangible assets, tangible common equity, tangible book value, adjusted net income, adjusted noninterest income, adjusted operating revenues, adjusted noninterest expense, adjusted operating expenses, adjusted allowance for loan losses, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) as supplemental information for comparing the combined allowance and fair market value adjustments to the combined acquired and non-acquired loan portfolios (fair market value adjustments are available only for losses on acquired loans); and (iii) adjusted net income and adjusted noninterest income (which exclude merger-related expenses and gain or loss on sale of securities, as applicable), adjusted noninterest expense (which excludes merger-related expenses), adjusted operating expense (which excludes merger-related expenses and amortization of intangibles) and adjusted operating revenues (which includes net interest income and noninterest income and excludes gain or loss on sale of securities, as applicable) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

($ in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income (three months)
Pretax income (as reported)	$4,615	$5,727	$6,870	$6,542	$5,608
Plus: merger-related expenses	5,193	1,396	31	167	122
(gain) loss on sale of securities	6	-	(54)	-	-
Adjusted pretax income	9,814	7,123	6,847	6,709	5,730
Tax expense	3,646	2,332	2,085	2,331	1,867
Adjusted net income	$6,168	$4,791	$4,762	$4,378	$3,863

Divided by: weighted average diluted shares	52,599,584	44,322,428	44,287,019	44,301,895	44,326,833
Adjusted net income per share	0.12	$0.11	$0.11	$0.10	$0.09
Estimated tax rate for adjustment	34.09%	32.75%	32.56%	34.75%	34.23%

Adjusted noninterest income
Noninterest income (as reported)	$4,727	$4,523	$4,927	$4,292	$4,501
Less: (gain) loss on sale of securities	6	-	(54)	-	-
Adjusted noninterest income	$4,733	$4,523	$4,873	$4,292	$4,501

Adjusted noninterest expenses
Noninterest expenses (as reported)	$26,153	$18,362	$18,419	$18,232	$19,139
Less: merger-related expenses	(5,193)	(1,396)	(31)	(167)	(122)
Adjusted noninterest expenses	$20,960	$16,966	$18,388	$18,065	$19,017

Adjusted operating expense
Noninterest expenses (as reported)	$26,153	$18,362	$18,419	$18,232	$19,139
Less: merger-related expenses	(5,193)	(1,396)	(31)	(167)	(122)
Less: amortization of intangibles	(458)	(347)	(347)	(347)	(347)
Adjusted operating expense	$20,502	$16,619	$18,041	$17,718	$18,670

Adjusted operating revenues
Net Interest Income (as reported)	$26,597	$19,975	$20,362	$20,616	$20,426
Plus: noninterest income (as reported)	4,727	4,523	4,927	4,292	4,501
Less: (gain) loss on sale of securities	6	-	(54)	-	-
Adjusted operating revenues	$31,330	$24,498	$25,235	$24,908	$24,927

Adjusted operating expense to adjusted operating revenues
Adjusted operating expense	$20,502	$16,619	$18,041	$17,718	$18,670
Divided by: adjusted operating revenues	31,330	24,498	25,235	24,908	24,927
Adjusted operating expense to operating revenues	65.44%	67.84%	71.49%	71.13%	74.90%

Adjusted return on average assets
Adjusted net income	$6,168	$4,791	$4,762	$4,378	$3,863
Divided by: average assets	3,132,625	2,480,983	2,473,034	2,406,671	2,383,506
Multiplied by: annualization factor	4.02	3.97	3.97	4.01	4.06
Adjusted return on average assets	0.79%	0.77%	0.76%	0.73%	0.66%
Return on average assets	0.35%	0.60%	0.77%	0.71%	0.64%

PARK STERLING CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

($ in thousands, except per share amounts)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted return on average equity
Adjusted net income	$6,168	$4,791	$4,762	$4,378	$3,863
Divided by: average common equity	348,556	284,671	282,426	280,676	278,187
Multiplied by: annualization factor	4.02	3.97	3.97	4.01	4.06
Adjusted return on average equity	7.12%	6.68%	6.69%	6.26%	5.63%
Return on average equity	3.16%	5.26%	6.71%	6.10%	5.52%

Tangible common equity to tangible assets
Total assets	$3,153,737	$2,514,264	$2,485,134	$2,443,880	$2,397,864
Less: intangible assets	(76,520)	(38,768)	(39,115)	(39,462)	(39,809)
Tangible assets	$3,077,217	$2,475,496	$2,446,019	$2,404,418	$2,358,055

Total common equity	$349,511	$284,704	$284,205	$279,743	$279,118
Less: intangible assets	(76,520)	(38,768)	(39,115)	(39,462)	(39,809)
Tangible common equity	$272,991	$245,936	$245,090	$240,281	$239,309

Tangible common equity	$272,991	$245,936	$245,090	$240,281	$239,309
Divided by: tangible assets	3,077,217	2,475,496	2,446,019	2,404,418	2,358,055
Tangible common equity to tangible assets	8.87%	9.93%	10.02%	9.99%	10.15%
Common equity to assets	11.08%	11.32%	11.44%	11.45%	11.64%

Tangible book value per share
Issued and outstanding shares	53,038,020	44,854,509	44,909,447	44,910,686	44,877,194
Less: nondilutive restricted stock awards	(785,658)	(959,305)	(974,183)	(985,531)	(882,178)
Period end dilutive shares	52,252,362	43,895,204	43,935,264	43,925,155	43,995,016

Tangible common equity	$272,991	$245,936	$245,090	$240,281	$239,309
Divided by: period end dilutive shares	52,252,362	43,895,204	43,935,264	43,925,155	43,995,016
Tangible common book value per share	$5.22	$5.60	$5.58	$5.47	$5.44
Common book value per share	$6.69	$6.49	$6.47	$6.37	$6.34

Adjusted allowance for loan losses
Allowance for loan losses	$9,832	$9,064	$8,742	$8,468	$8,590
Plus: acquisition accounting FMV adjustments to acquired loans	33,589	28,173	29,548	31,159	32,209
Adjusted allowance for loan losses	$43,421	$37,237	$38,290	$39,627	$40,799
Divided by: total loans (excluding LHFS before FMV adjustments)	$2,312,732	$1,769,988	$1,729,672	$1,688,622	$1,647,061
Adjusted allowance for loan losses to total loans	1.88%	2.10%	2.21%	2.35%	2.48%
Allowance for loan losses to total loans	0.43%	0.52%	0.51%	0.51%	0.53%